EXHIBIT 2.12

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 01/29/2019 05:29 PM
ID Number: 20051182847

Document number: 20191091179
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number 20051182847
   (Colorado Secretary of State ID number)

   Entity name Vortex Brands Co.

2. The new entity name (if applicable) is ______________________.

3. The amended and restated constituent filed document is attached.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

   Higley Todd
   (Last) (First) (Middle) (Suffix)

   3511 Del Paso Road,
   (Street name and number or Post Office Box information)
   Ste. 160, PMB 208

   Sacramento CA 95835
   (City) (State) (Postal/Zip Code)

   California United States
   (Province – if applicable) (Country – if not US)

AMDRST_PC Page 1 of 2 Rev. 12/16/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMDRST_PC Page 2 of 2 Rev. 12/16/2016

ARTICLE I

Name

The name of the corporation is Vortex Brands (the “Corporation”)

ARTICLE II

Duration

This corporation has perpetual existence.

ARTICLE III

Corporation Purposes

The purposes for which the corporation is formed are:

a)	To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;
b)	To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;
c)	To do business anywhere in the world; and
d)	To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Colorado law, whether now or hereinafter in effect and whether or not herein specifically mentioned.

The above purposes clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

ARTICLE IV

Capitalization

The total number of shares of stock which the corporation shall have authority to issue is 3,020,000,000 shares in book form or certificate form at the sole discretion of the corporation, of which 3,000,000,000 shares of $.0001 par value shall be designated as Common Stock and 20,000,000 shares of $.0001 shall be designated as Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

The Company agreed to acquire and merge with Blockchain Energy, A Colorado Corporation, and closed this merger on February 25, 2018.

ARTICLE V

Board of Directors

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except, as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the laws of the State of Colorado.

ARTICLE VI

Directors Liability

To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

ARTICLE VII

Indemnification of Officers and Directors

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, on in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VIII

No Preemptive Rights

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE IX

Voting Rights

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation. Each stockholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such stockholder for as many persons as there are Directors to be elected and for whose election such stockholder has a right to vote, and no stockholder shall he entitled to cumulate their vote.

ARTICLE X

Quorum

One third of the votes entitled to be cast on any matter by each stockholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by stockholders.

ARTICLE XI

Bond and Debenture Holder Rights

The holder of a bond, debenture or, other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE XII

Limitation on Right to Call Special Shareholders Meeting

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 50 day’s written notice to the stockholders of the Corporation.

IN WITNESS WHEREOF, Vortex Brands Corp. has caused its duly authorized officer to execute this Certificate on this the 24th day of August, 2018.

Vortex Brands, Co.

/s/ Todd Higley

Todd Higley

Chief Executive Officer